Exhibit 99.2

Juniper Networks, Inc.

1133 Innovation Way

Sunnyvale, CA 94089

April 25, 2019

CFO Commentary on First Quarter 2019 Preliminary Financial Results

Related Information

The following commentary is provided by management and should be referenced in conjunction with Juniper Networks’ first quarter 2019 preliminary financial results press release available on its Investor Relations website at http://investor.juniper.net. These remarks represent management’s current views of the Company’s financial and operational performance and outlook and are provided to give investors and analysts further insight into the Company’s performance in advance of the earnings call webcast.

Q1 2019 Preliminary Financial Results

GAAP

(in millions, except per share amounts and percentages)	Q1’19	Q4’18	Q1’18	Q/Q Change		Y/Y Change
Revenue	$1,001.7	$1,181.0	$1,082.6	(15)%		(7)%
Product	618.7	776.7	710.8	(20)%		(13)%
Service	383.0	404.3	371.8	(5)%		3%
Gross margin %	58.1%	60.2%	57.1%	(2.1	)pts	1.0	pts
Research and development	227.6	231.2	269.4	(2)%		(16)%
Sales and marketing	228.5	224.9	239.4	2%		(5)%
General and administrative	68.2	53.0	56.0	29%		22%
Restructuring charges (benefits)	15.3	5.0	(1.9)	206%		N/M

Total operating expenses	$539.6	$514.1	$562.9	5%		(4)%

Operating margin %	4.3%	16.7%	5.1%	(12.4	)pts	(0.8	)pts

Net income	31.1	192.2	34.4	(84)%		(10)%

Diluted net income per share	$0.09	$0.55	$0.10	(84)%		(10)%

N/M - Not meaningful

Non-GAAP

(in millions, except per share amounts and percentages)	Q2’19 Guidance	Q1’19	Q4’18	Q1’18	Q/Q Change		Y/Y Change
Revenue	$1,100 +/- $30	$1,001.7	$1,181.0	$1,082.6	(15)%		(7)%
Product		618.7	776.7	710.8	(20)%		(13)%
Service		383.0	404.3	371.8	(5)%		3%
Gross margin %	59.5% +/- 1.0%	59.3%	60.9%	58.2%	(1.6	)pts	1.1	pts
Research and development		213.5	212.3	222.9	1%		(4)%
Sales and marketing		217.3	213.6	223.9	2%		(3)%
General and administrative		50.9	45.2	49.8	13%		2%

Total operating expenses	$485 +/- $5	$481.7	$471.1	$496.6	2%		(3)%

Operating margin %	~15.5% at the midpoint	11.2%	21.1%	12.3%	(9.9	)pts	(1.1	)pts

Net income		$92.7	$205.7	$99.5	(55)%		(7)%

Diluted net income per share	$0.39 +/- $0.03	$0.26	$0.59	$0.28	(56)%		(7)%

Q1 2019 Overview

We ended the first quarter at $1,002 million in revenue, above the mid-point of our guidance. In addition, non-GAAP gross margin of 59.3% was toward the high-end of our guidance range. These results, along with prudent expense management and higher than anticipated other income, drove non-GAAP earnings per share of $0.26, above our guidance range.

Looking at our revenue by vertical, results were largely in-line with our expectations. Enterprise increased 3% year-over-year. Sequentially, Enterprise decreased 20%, more than normal seasonality impacted by transitions in our go-to-market structure. Service Provider decreased 9% year-over-year and 16% sequentially, due to weakness across all geographies. Cloud decreased 18% year-over-year and 6% sequentially. While Cloud capacity continued to grow year-over-year, the growth in units was not enough to off-set expected ASP erosion.

From a technology perspective, Routing decreased 8% year-over-year and 16% sequentially. Switching decreased 23% year-over-year and sequentially. Security decreased 7% year-over-year and 35% sequentially. Our Services business increased 3% year-over-year but decreased 5% sequentially.

Software revenue grew year-over-year for the ninth consecutive quarter and was greater than 10 percent of total revenue.

In reviewing our top 10 customers for the quarter, three were Cloud, six were Service Provider, and one was an Enterprise.

Product deferred revenue was $140 million, down 12% year-over-year and down 3% sequentially. The year-over-year decline was due to the timing of the delivery of contractual commitments.

Non-GAAP operating expenses were down 3% year-over-year and up 2% sequentially.

Cash flow from operations was $159 million for the quarter. We paid $66 million in dividends, reflecting a quarterly dividend of $0.19 per share. The total cash, cash equivalents, and investments at the end of the first quarter of 2019 was $3.5 billion. The sequential decline was due primarily to the repayment of our $350 million bond that matured in the quarter.

Revenue

Product & Service

•

Routing product revenue: $375 million, down 8% year-over-year and down 16% sequentially. The year-over-year decrease was primarily due to Service Provider, and to a lesser extent Cloud, partially offset by strength in Enterprise. The sequential decline was due to Service Provider and to a lesser extent, Enterprise. The MX and PTX product families declined both year-over-year and sequentially.

•

Switching product revenue: $176 million, down 23% year-over-year and sequentially. The year-over-year decrease was primarily due to Cloud, and to a lesser extent, Service Provider. The sequential decrease was primarily due to Enterprise. The QFX and EX product families declined both year-over-year and sequentially.

•

Security product revenue: $68 million, down 7% year-over-year and down 35% sequentially. The year-over-year decrease was primarily due to Cloud, partially offset by growth in Enterprise. The sequential decrease was primarily due to Enterprise.

•

Service revenue: $383 million, up 3% year-over-year and down 5% sequentially. The year-over-year increase was due to strong renewal and attach rates of support contracts. Sequentially, the decrease was primarily due to timing of professional services projects.

Vertical

•

Cloud: $223 million, down 18% year-over-year and down 6% sequentially. The year-over-year decrease was primarily due to Switching and Routing, partially offset by growth in Service. The sequential decrease was primarily due to Security and Routing.

•	Service Provider: $436 million, down 9% year-over-year and down 16% sequentially. The year-over-year and sequential decreases were primarily due to Routing.

•

Enterprise: $343 million, up 3% year-over-year and down 20% sequentially. The year-over-year increase was primarily driven by strength in Routing and to a lesser extent, Service and Security, partially offset by Switching. The sequential decrease was primarily due to Switching.

Geography

•

Americas: $544 million, down 7% year-over-year and down 14% sequentially. Year-over-year, the decrease was primarily due to Cloud and, to a lesser extent, Service Provider. Sequentially, the decline was primarily due to Enterprise, and to a lesser extent, Service Provider.

•

EMEA: $286 million, down 7% year-over-year and down 17% sequentially. Year-over-year, the decrease was primarily due to Service Provider and Cloud, partially offset by growth in Enterprise. Sequentially, the decrease was due to Service Provider and Enterprise, partially offset by growth in Cloud.

•

APAC: $172 million, down 8% year-over-year and down 15% sequentially. The year-over-year decrease was due to Service Provider and Cloud, partially offset by an increase in Enterprise. The sequential decrease was driven by all verticals.

Gross Margin

•	GAAP gross margin: 58.1%, compared to 57.1% from the prior year and 60.2% from last quarter.

•	Non-GAAP gross margin: 59.3%, compared to 58.2% from the prior year and 60.9% from last quarter.

•	GAAP product gross margin: 56.4%, down 0.5 points from the prior year and down 2.2 points from last quarter.

•	Non-GAAP product gross margin: 57.4%, down 0.3 points from the prior year and down 1.8 points from last quarter.

Year-over-year, the decrease in product gross margin, on a GAAP and non-GAAP basis, was primarily due to lower revenue and to a lesser extent, China tariffs, partially offset by growth in software.

The sequential decrease in product gross margin, on a GAAP and non-GAAP basis, was primarily due to lower revenue.

•	GAAP service gross margin: 61.0%, up 3.4 points from the prior year and down 2.3 points from last quarter.

•	Non-GAAP service gross margin: 62.4%, up 3.3 points from the prior year and down 1.9 points from last quarter.

Year-over-year, the increase in service gross margin, on a GAAP and non-GAAP basis, was primarily driven by lower delivery costs and a one-time recovery of goods and services tax.

Sequentially, the decrease in service gross margin was primarily due to lower service revenue.

Operating Expenses

•	GAAP operating expenses: $540 million, a decrease of $23 million year-over-year, and an increase of $26 million, sequentially.

The year-over-year decrease in operating expenses was primarily due to lower share-based compensation and lower headcount, partially offset by higher restructuring costs and acquisition-related costs associated with Mist Systems. The sequential increase reflects higher restructuring costs, the annual reset of variable compensation and the seasonal increase in fringe costs.

GAAP operating expenses were 53.9% of revenue, up 1.9 points year-over-year and up 10.4 points quarter-over-quarter.

•	Non-GAAP operating expenses: $482 million, a decrease of $15 million year-over-year, and an increase of $11 million sequentially.

The year-over-year decrease in operating expenses was primarily due to lower headcount related costs.

The sequential increase in operating expenses reflects the annual reset of variable compensation and the seasonal increase in fringe costs.

Non-GAAP operating expenses were 48.1% of revenue, up 2.2 points year-over-year and up 8.2 points quarter-over-quarter.

Operating Margin

•	GAAP operating margin: 4.3%, a decrease of 0.8 points year-over-year and a decrease of 12.4 points sequentially.

•	Non-GAAP operating margin: 11.2%, a decrease of 1.1 points year-over-year and a decrease of 9.9 points sequentially.

Tax Rate

•	GAAP tax rate: 30.0%, compared to 16.9% in Q1’18 and a 2.0% benefit last quarter.

The year-over-year and quarter-over-quarter increase in the effective tax rate was primarily due to a change in the level of discrete items in the comparative period, a change in the geographic mix of earnings, and a reduction in the tax liability in Q4’18 of approximately $32.2 million resulting from a tax accounting method change.

•	Non-GAAP tax rate: 19.6%, compared to 16.7% in Q1’18 and 14.9% last quarter.

The year-over-year and sequential increase in the effective tax rate was primarily due to changes in the benefit of discrete tax items and the geographic mix of earnings compared to the prior quarters.

Diluted Earnings Per Share

•	GAAP diluted earnings per share: $0.09, a decrease of $0.01 year-over-year and a decrease of $0.46 sequentially.

•	Non-GAAP diluted earnings per share: $0.26, a decrease of $0.02 year-over-year and a decrease of $0.33 sequentially.

The year-over-year decrease in EPS, on a GAAP and non-GAAP basis, was primarily due to lower revenue. The sequential decrease in EPS on a GAAP and non-GAAP basis, was primarily due to lower revenue and higher operating expenses.

Balance Sheet, Cash Flow, Capital Return, and Other Financial Metrics

(in millions, except days sales outstanding (“DSO”), and headcount)	Q1’19	Q4’18	Q3’18	Q2’18	Q1’18
Cash(1)	$3,502.7	$3,758.1	$3,648.0	$3,530.5	$3,448.4
Debt	1,789.6	2,139.0	2,138.3	2,137.7	2,137.0
Net cash(2)	1,713.1	1,619.1	1,509.7	1,392.8	1,311.4
Operating cash flow	159.4	212.4	207.3	170.3	271.1
Capital expenditures	27.9	36.5	31.6	37.1	42.2
Depreciation and amortization	51.0	52.2	48.8	54.6	55.0
Share repurchases(3)	—	—	—	—	750.0
Dividends	$66.2	$62.3	$62.1	$62.8	$62.1
Diluted shares	352.7	350.8	350.5	351.3	360.6
DSO	58	58	49	52	57
Headcount	9,068	9,283	9,311	9,341	9,363

(1)	Includes cash, cash equivalents, and investments.
(2)	Net cash includes cash, cash equivalents, and investments, net of debt.
(3)

For Q1’18, $750 million represents the full amount under the accelerated share repurchase program (the “ASR”). 23.3 million shares were received initially for an aggregate price of $600 million. The ASR concluded in Q3’18, and at final settlement, an additional 6.0 million shares were received.

Cash Flow

•	Cash flow from operations: $159 million, down $112 million year-over-year and down $53 million sequentially.

The year-over-year decrease was primarily due to lower cash collections, partially offset by lower payments to suppliers.

The sequential decrease was primarily due to lower net income, partially offset by the net change to working capital related to accounts receivable, prepaid expenses and other assets, and accrued compensation.

Days Sales Outstanding (DSO)

•	DSO: 58 days, flat from the prior quarter, as lower overall invoicing volume was offset by lower revenue.

Capital Return

•	In the quarter, we paid a dividend of $0.19 per share for a total of $66 million.

•

Although the accelerated share repurchase program (ASR) initially planned for Q1’19 was delayed in connection with our acquisition of Mist Systems, we anticipate entering into an ASR for approximately $300 million, this quarter, reflecting our continued conviction in our future prospects.

Financing Activities

•	Debt: We paid down our $350 million bond that matured in February. We continue to focus on maintaining an efficient capital structure.

•

Credit facility: Today we also announced that we entered into a five-year, $500 million revolving credit facility, replacing the existing facility that was set to terminate in June 2019. The new facility has terms similar to the existing credit facility. Additional details can be found in our Form 8-K filed today.

Demand metrics

•	Total deferred revenue was $1,231 million, down $26 million year-over-year and up $17 million sequentially.

•	Product deferred revenue was $140 million, down $19 million year-over-year and down $5 million quarter-over-quarter.

The year-over-year decline in product deferred revenue was due to the timing of the delivery of contractual commitments.

•	Service deferred revenue was $1,091 million, down $7 million year-over-year and up $22 million sequentially.

The sequential increase in service deferred revenue was primarily driven by the timing of contract renewals.

Deferred Revenue

(in millions)	March 31, 2019	December 31, 2018	March 31, 2018
Deferred product revenue, net	$139.6	$144.4	$158.8
Deferred service revenue	1,091.3	1,069.2	1,098.1

Total	$1,230.9	$1,213.6	$1,256.9

Headcount

•	Ending headcount for Q1’19 was 9,068, a decrease of 295 employees year-over-year and 215 sequentially. The year-over-year and sequential decreases were primarily related to restructuring in Q1’19.

Outlook

These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

Our Q2 revenue outlook reflects normal seasonal trends.

While we expect revenue to grow on a sequential basis beyond the second quarter, we do expect to see some impact from seasonality in Q3. We expect to return to year-over-year growth in the fourth quarter. We remain confident in the long-term financial model we outlined at our Investor Day in November last year.

Full year non-GAAP gross margin is expected to improve directionally with revenue volume from Q1’19 levels, and we believe non-GAAP gross margin for the year will be toward the mid-point of our long-term financial model.

We plan to manage our operating expenses prudently; however, we expect the Mist Systems acquisition will be dilutive to non-GAAP earnings in 2019. Based on our current forecast we expect non-GAAP operating expenses on a full year basis to be flat to slightly up versus 2018.

For the remainder of 2019, we expect a non-GAAP tax rate to be lower than Q1’19 levels.

We expect higher interest income compared to the prior year.

Due to the acquisition of Mist Systems and a higher than anticipated non-GAAP tax rate, we expect non-GAAP earnings per share of $1.75 +/- $0.05 for 2019. If not for these items, our previous non-GAAP EPS guidance for the year would remain unchanged.

Juniper’s Board of Directors has declared a quarterly cash dividend of $0.19 per share to be paid on June 24, 2019 to shareholders of record as of the close of business on June 3, 2019.

Our guidance for the quarter ending June 30, 2019 is as follows:

•	Revenue will be approximately $1,100 million, plus or minus $30 million.

•	Non-GAAP gross margin will be approximately 59.5%, plus or minus 1%.

•	Non-GAAP operating expenses will be approximately $485 million, plus or minus $5 million.

•	Non-GAAP operating margin will be approximately 15.5% at the midpoint of revenue guidance.

•	Non-GAAP net income per share will be approximately $0.39, plus or minus $0.03. This assumes a share count of approximately 350 million.

Forward-Looking Statements

Statements in this CFO Commentary and related conference call concerning Juniper Networks’ business, economic and market outlook, including seasonal trends, pricing pressure, product mix, tax rates, interest income and currency exchange rates; our long-term financial model; the financial impact of our acquisitions (including Mist Systems); factors that impact our gross margin; the architectural transition of our customers’ networks and timing of deployments by our customers; our capital return program, including our commitment to grow dividends with our earnings and the expected timing of any share repurchases; our expectations around revenue (including year-over-year growth in the fourth quarter of 2019), operating expense, and earnings (including guidance related to our 2019 non-GAAP earnings per share); our expectations regarding product and geographic mix; our future financial and operating results, including our financial guidance; strength of certain of our customer segments; and our overall future prospects are forward looking statements within the meaning of the Private Securities Litigation Reform Act that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of several factors, including: general economic and political conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending by our customers, including Cloud providers and Service Providers; the network capacity requirements of our customers and, in particular, cloud and telecommunication service providers; contractual terms that may result in the deferral of revenue; the timing of orders and their fulfillment; manufacturing and supply chain constraints, changes or disruptions; availability of key product components; delays in scheduled product availability; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; product defects, returns or vulnerabilities; significant effects of tax legislation, including the Tax Act, and judicial or administrative interpretation of tax regulations; legal settlements and resolutions; the potential impact of activities related to the execution of capital return, restructurings and product rationalization; the potential impact of tariffs; and other factors listed in Juniper Networks’ most recent report on Form 10-K or 10-Q filed with the Securities and Exchange Commission (”SEC”). Note that our estimates as to tax rate and the impact of the Tax Act on our business are based on current tax law, including current interpretations of the Tax Act, and could be materially affected by changing interpretations of as well as and additional legislation and guidance around the Tax Act. All statements made in this CFO Commentary and related conference call are made only as of the date set forth at the beginning of this document. Juniper Networks undertakes no obligation to update the information made in this document or the related conference call in the event facts or circumstances subsequently change after the date of this document.

Non-GAAP Financial Measures

This CFO Commentary contains references to the following non-GAAP financial measures: gross margin; product gross margin; service gross margin; product gross margin as a percentage of product revenue; service gross margin as a percentage of service revenue; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating expense as a percentage of revenue; operating income; operating margin; provision for income tax; income tax rate; net income; diluted earnings per share; diluted shares outstanding; and free cash flow. For important commentary on why Juniper Networks considers non-GAAP information a useful view of the company’s financial results, please see the press release furnished with our Form 8-K filed today with the SEC. With respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, share-based compensation expenses, acquisition-related charges, restructuring benefits or charges, impairment charges, strategic partnership-related charges, legal reserve and settlement charges or benefits, supplier component remediation charges and recoveries, gain or loss on equity investments, retroactive impact of certain tax settlements, significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the impact of income tax reform, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and the income tax effect of non-GAAP exclusions, and do not include the impact of tariffs and the impact of any future acquisitions, divestitures, or joint ventures that may occur in the applicable period. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in this CFO Commentary should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis due to the high variability and low visibility with respect to the charges which are excluded from these non-GAAP measures. For example, share-based compensation expense is impacted by the Company’s future hiring needs, and restructuring actions, the type and volume of equity awards necessary for such future hiring, and the price at which the Company’s stock will trade in those future periods. Amortization of intangible assets is significantly impacted by the timing and size of any future acquisitions. The items that are being excluded are difficult to predict and a reconciliation could result in disclosure that would be imprecise or potentially misleading. Material changes to any one of these items could have a significant effect on our guidance and future GAAP results. Certain exclusions, such as amortization of intangible assets and share-based compensation expenses, are generally incurred each quarter, but the amounts have historically and may continue to vary significantly from quarter to quarter.

Juniper Networks, Inc.

Preliminary Supplemental Data

(in millions, except percentages)

(unaudited)

Deferred Revenue

	As of
	March 31, 2019	December 31, 2018
Deferred product revenue:
Undelivered product commitments and other product deferrals	$152.3	$163.3

Deferred gross product revenue	152.3	163.3
Deferred cost of product revenue	(12.7)	(18.9)

Deferred product revenue, net	139.6	144.4
Deferred service revenue	1,091.3	1,069.2

Total	$1,230.9	$1,213.6

Reported as:
Current	$860.1	$829.3
Long-term	370.8	384.3

Total	$1,230.9	$1,213.6

Vertical Reporting: Revenue Trend

	2017	2018	Q1’18	Q2’18	Q3’18	Q4’18	Q1’19	Q/Q Change		Y/Y Change
Cloud	$1,310.7	$1,049.9	$270.9	$284.4	$257.1	$237.5	$223.1	$(14.4)	(6.1)%	$(47.8)	(17.6)%
Service Provider	2,319.4	2,066.7	480.1	524.9	545.3	516.4	435.6	(80.8)	(15.6)%	(44.5)	(9.3)%
Enterprise	1,397.1	1,530.9	331.6	394.8	377.4	427.1	343.0	(84.1)	(19.7)%	11.4	3.4%

Total revenue	$5,027.2	$4,647.5	$1,082.6	$1,204.1	$1,179.8	$1,181.0	$1,001.7	$(179.3)	(15.2)%	$(80.9)	(7.5)%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
GAAP gross margin - Product	$348.7	$455.0	$404.4
GAAP product gross margin % of product revenue	56.4%	58.6%	56.9%
Share-based compensation expense	1.9	1.2	1.9
Share-based payroll tax expense	0.3	—	0.2
Amortization of purchased intangible assets	4.4	3.8	3.8

Non-GAAP gross margin - Product	$355.3	$460.0	$410.3

Non-GAAP product gross margin % of product revenue	57.4%	59.2%	57.7%

GAAP gross margin - Service	$233.6	$255.9	$214.0
GAAP service gross margin % of service revenue	61.0%	63.3%	57.6%
Share-based compensation expense	4.5	3.8	4.8
Share-based payroll tax expense	0.8	0.1	1.0

Non-GAAP gross margin - Service	$238.9	$259.8	$219.8

Non-GAAP service gross margin % of service revenue	62.4%	64.3%	59.1%

GAAP gross margin	$582.3	$710.9	$618.4
GAAP gross margin % of revenue	58.1%	60.2%	57.1%
Share-based compensation expense	6.4	5.0	6.7
Share-based payroll tax expense	1.1	0.1	1.2
Amortization of purchased intangible assets	4.4	3.8	3.8

Non-GAAP gross margin	$594.2	$719.8	$630.1

Non-GAAP gross margin % of revenue	59.3%	60.9%	58.2%

GAAP research and development expense	$227.6	$231.2	$269.4
Share-based compensation expense	(12.2)	(18.8)	(44.1)
Share-based payroll tax expense	(1.9)	(0.1)	(2.4)

Non-GAAP research and development expense	$213.5	$212.3	$222.9

GAAP sales and marketing expense	$228.5	$224.9	$239.4
Share-based compensation expense	(9.4)	(10.7)	(13.5)
Share-based payroll tax expense	(1.4)	(0.2)	(1.6)
Amortization of purchased intangible assets	(0.4)	(0.4)	(0.4)

Non-GAAP sales and marketing expense	$217.3	$213.6	$223.9

GAAP general and administrative expense	$68.2	$53.0	$56.0
Share-based compensation expense	(5.9)	(2.4)	(6.1)
Share-based payroll tax expense	(0.3)	—	(0.4)
Amortization of purchased intangible assets	(0.1)	(0.1)	(0.2)
Acquisition-related charges	(10.2)	(4.3)	(0.1)
Strategic partnership-related charges	(0.8)	(1.0)	—
Legal reserve and settlement benefits	—	—	0.6

Non-GAAP general and administrative expense	$50.9	$45.2	$49.8

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
GAAP operating expenses	$539.6	$514.1	$562.9
GAAP operating expenses % of revenue	53.9%	43.5%	52.0%
Share-based compensation expense	(27.5)	(31.9)	(63.7)
Share-based payroll tax expense	(3.6)	(0.3)	(4.4)
Amortization of purchased intangible assets	(0.5)	(0.5)	(0.6)
Restructuring (charges) benefits	(15.3)	(5.0)	1.9
Acquisition-related charges	(10.2)	(4.3)	(0.1)
Strategic partnership-related charges	(0.8)	(1.0)	—
Legal reserve and settlement benefits	—	—	0.6

Non-GAAP operating expenses	$481.7	$471.1	$496.6

Non-GAAP operating expenses % of revenue	48.1%	39.9%	45.9%

GAAP operating income	$42.7	$196.8	$55.5
GAAP operating margin	4.3%	16.7%	5.1%
Share-based compensation expense	33.9	36.9	70.4
Share-based payroll tax expense	4.7	0.4	5.6
Amortization of purchased intangible assets	4.9	4.3	4.4
Restructuring charges (benefits)	15.3	5.0	(1.9)
Acquisition-related charges	10.2	4.3	0.1
Strategic partnership-related charges	0.8	1.0	—
Legal reserve and settlement benefits	—	—	(0.6)

Non-GAAP operating income	$112.5	$248.7	$133.5

Non-GAAP operating margin	11.2%	21.1%	12.3%

GAAP income tax provision (benefit)	$13.4	$(3.8)	$7.0
GAAP income tax (benefit) rate	30.0%	(2.0)%	16.9%
Estimated tax expense from income tax reform	—	(3.2)	—
Recognition of previously unrecognized tax benefits	—	5.4	—
Reduction of expected tax liabilities from tax accounting method change	—	26.7	—
Income tax effect of non-GAAP exclusions	9.3	10.8	12.9

Non-GAAP provision for income tax	$22.7	$35.9	$19.9

Non-GAAP income tax rate	19.6%	14.9%	16.7%

Juniper Networks, Inc.

Preliminary Reconciliations between GAAP and non-GAAP Financial Measures

(in millions, except percentages and per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
GAAP net income	$31.1	$192.2	$34.4
Share-based compensation expense	33.9	36.9	70.4
Share-based payroll tax expense	4.7	0.4	5.6
Amortization of purchased intangible assets	4.9	4.3	4.4
Restructuring charges (benefits)	15.3	5.0	(1.9)
Acquisition-related charges	10.2	4.3	0.1
Strategic partnership-related charges	0.8	1.0	—
Legal reserve and settlement benefits	—	—	(0.6)
Loss on equity investments	1.1	1.3	—
Estimated tax expense from income tax reform	—	3.2	—
Recognition of previously unrecognized tax benefits	—	(5.4)	—
Reduction of expected tax liabilities from tax accounting method change	—	(26.7)	—
Income tax effect of non-GAAP exclusions	(9.3)	(10.8)	(12.9)

Non-GAAP net income	$92.7	$205.7	$99.5

GAAP diluted net income per share	$0.09	$0.55	$0.10

Non-GAAP diluted net income per share	$0.26	$0.59	$0.28

Shares used in computing diluted net income per share	352.7	350.8	360.6